UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 10, 2014

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Allstate Agreements. On March 10, 2014, Marchex, Inc., a Delaware corporation (“Marchex”), entered into a new Statement of Work (2014 Call Advertising Services Project), by and between Marchex Sales, LLC (f/k/a Marchex Sales, Inc., f/k/a MDNH Inc.) (“Marchex Sales”) and Allstate Insurance Company (“Allstate”), an Illinois insurance company, which supersedes the prior agreement between the parties with respect to this project (the “Amendment”), pursuant to that certain Professional Services Agreement originally dated as of January 29, 2010, by and between Allstate and MDNH, Inc., and as amended to date (the “PSA” and together with the Amendment, the “Agreements”). The Amendment sets forth the 2014 campaign pricing and strategic implementation terms for the Marchex Call Advertising Services provided to Allstate thereunder, whereby Marchex charges an agreed-upon price for qualified calls or leads from our network. The PSA sets forth the general contract terms and conditions for this Amendment and any future amendments or statements of work and also includes general vendor requirements for any services provided to Allstate.

A copy of the PSA and the Amendment are attached to this current report on Form 8-K as Exhibits 10.41 and 10.42, respectively, and are incorporated by reference as though such Agreements were fully set forth herein. The foregoing summary description of the PSA and the Amendment are not intended to be complete and are qualified in their entirety by the complete text of the PSA and the Amendment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

+10.41	Professional Services Agreement originally dated as of January 29, 2010, by and between Allstate Insurance Company, an Illinois insurance company, and MDNH, Inc., a Delaware corporation and wholly owned subsidiary of Marchex, Inc., and such other affiliates that may be identified from time to time.

+10.42	Statement of Work (Call Advertising Services Project) effective January 1, 2014, by and between Marchex Sales, LLC (f/k/a Marchex Sales, Inc., f/k/a MDNH Inc.) and Allstate Insurance Company, an Illinois insurance company.

(+)	Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. Confidential treatment has been requested with respect to the omitted portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2014	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer